EXHIBIT 99(b)

                                  PRESS RELEASE

                          UNITY BANCORP, INC. ANNOUNCES
                                 STOCK BUY BACK

     CLINTON, NEW JERSEY, JANUARY 15, 1998 -- UNITY BANCORP, INC. (AMEX:UBI, UBI.WS), announced that its Board of Directors had approved a stock repurchase program pursuant to which the Company may repurchase from time to time up to 100,000 shares of its outstanding common stock. Purchases under the Program may be made in open market or privately negotiated transactions.

     The Company today also announced the initiation of a dividend reinvestment program pursuant to which shareholders of the Company will be permitted to purchase additional shares of the Company's common stock with their quarterly dividends and additional cash contributions. Shares purchased by the Company through the repurchase program will be used to fund the dividend reinvestment program, the Company's stock option plans and for other corporate purposes.

     Mr. Robert J. Van Volkenburgh, Chairman and Chief Executive Officer of the Company stated "We believe this stock repurchase program is a good investment of the Company's capital and will enhance the value of our shareholders' investment in the Company."

     UNITY BANCORP, INC. is the holding company for FIRST COMMUNITY BANK, a full service commercial bank which maintains its main office in Clinton, New Jersey and operates through six branches located in the Flemington, Linden, North Plainfield, Scotch Plains, Springfield and Union, New Jersey.


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